As filed with the Securities and Exchange Commission on February 9, 2023

Registration No. 333-262398

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oriental Culture Holding LTD

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Room 1402, Richmake Commercial Building

198-200 Queen’s Road Central, Hong Kong

Tel: 852-2110-3909

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Phone: (800) 221-0102

Fax: (800) 944-6607

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey Li

FisherBroyles, LLP

1200 G Street NW, Suite 800

Washington, D.C. 20005

(202) 830-5905

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 9, 2023

PRELIMINARY PROSPECTUS

Oriental Culture Holding LTD.

$200,000,000

Ordinary Shares

Preferred Shares

Warrants

Rights and

Units

We may, from time to time in one or more offerings, offer and sell up to $200,000,000 in the aggregate of Ordinary Shares, Preferred Shares, warrants to purchase Ordinary Shares or Preferred Shares, rights or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

We are a Cayman Islands holding company without material operations and our business is conducted by our subsidiaries in Hong Kong and variable interest entity (“VIE”) and its subsidiaries in China and this structure involves unique risks to investors. We are not a Chinese operating company and that our business in China is conducted through contractual arrangements with the VIE and its subsidiaries. However, the VIE agreements have not been truly tested in the courts in China. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. See “Risk Factors— “If the Chinese government determines that the contractual arrangements with the VIE do not comply with applicable regulations, our business could be adversely affected.” And “Uncertainties and quick change in the interpretation and enforcement of Chinese laws and regulations with little advance notice could result in a material and negative impact on our business operations, decrease the value of our securities and limit the legal protections available to you and us.”

There are legal and operational risks associated with being based in and having our operations in Hong Kong and China. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, Cybersecurity Review Measures were published by Cyberspace Administration of China or the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission (“CSRC”), State Secrecy Administration and State Cryptography Administration and became effective on February 15, 2022, which provides that, Critical Information Infrastructure Operators (“CIIOs”) that purchase internet products and services and Online Platform Operators engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Management Rules Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments), or the “New Overseas Listing Rules”. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. On April 2, 2022, the CSRC released the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), which provide that a domestic company that seeks to offer and list its securities in a overseas market shall strictly abide by applicable PRC laws and regulations, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. In the event that the above proposed provisions and rules are enacted, the relevant filing procedures of the CSRC and other governmental authorities may be required in connection with this offering. On July 7, 2022, CAC promulgated the Measures for the Security Assessment of Data Cross-border Transfer, effective on September 1, 2022, which requires the data processors to apply for data cross-border security assessment coordinated by the CAC under the following circumstances: (i) any data processor transfers important data to overseas; (ii) any critical information infrastructure operator or data processor who processes personal information of over 1 million people provides personal information to overseas; (iii) any data processor who provides personal information to overseas and has already provided personal information of more than 100,000 people or sensitive personal information of more than 10,000 people to overseas since January 1st of the previous year; and (iv) other circumstances under which the data cross-border transfer security assessment is required as prescribed by the CAC. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list and trade on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook, may impact our ability to accept foreign investments, offer our securities to investors or continue to list on a U.S. or other foreign exchange, and could impact our ability to conduct our business. Any change in foreign investment regulations, and other policies in China or related enforcement actions by China government could result in a material change in our operations and the value of our securities and could significantly limit or completely hinder our ability to offer our securities to investors or cause the value of our securities to significantly decline or be worthless. The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in securities of any registrant on a national securities exchange or in the over-the-counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate the registrant’s auditor for three consecutive years beginning in 2021, and, as a result, an exchange may determine to delist the securities of such registrant. In December 2022, the U.S. Congress has shorten the Holding Foreign Companies Accountable Act’s (HFCAA) timeline for a potential trading prohibition from three years to two years, as part of the recently passed fiscal year 2023 omnibus spending legislation which was signed into law on December 29, 2022 , thus reducing the time period before our securities may be prohibited from trading or delisted if our auditor is unable to meet the PCAOB inspection requirement. The Company’s auditor, Wei, Wei & Co., LLP is headquartered in the U.S. and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. The Holding Foreign Companies Accountable Act and related regulations currently does not affect the Company as the Company’s auditor is subject to PCAOB’s inspection and investigation. See “Risk Factors— The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in Hong Kong and mainland China. A potential consequence is that our ordinary shares may be delisted by the exchange. The delisting of our ordinary shares, or the threat of our ordinary shares being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections.”

We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct a substantial majority of our business through our operating subsidiaries in Hong Kong and VIE and its subsidiaries in China. The securities offered in this prospectus are securities of our Cayman Islands holding company, and we do not have any equity ownership of the VIE, instead we receive the economic benefits of the VIE’s business operations and become the primary beneficiary of the VIE for accounting purposes through certain contractual arrangements. VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the business of the operating companies in China might be prohibited or restricted for foreign investment now or in the future. Investors of our ordinary shares will not own any equity interests in the VIE and may never hold equity interests in our Chinese operating companies, but instead own shares of a Cayman Islands holding company. We treat the VIE and its subsidiaries as our consolidated affiliated entities for accounting purposes under U.S. GAAP and not the entities in which we own equity interest.

As of the date of this prospectus, no dividends or distributions have been made between the holding company, its subsidiaries, and consolidated VIEs, or to investors including U.S. investors. The holding company, its subsidiaries, and VIE do not have any plan to distribute dividend or settle amounts owed under the VIE Agreements in the foreseeable future. To the extent cash and/or assets in the business are in the PRC and/or Hong Kong or our PRC and/or Hong Kong entities, including HKDAEx Limited, China International Assets and Equity of Artworks Exchange Limited, HK Oriental Culture Investment Development Limited, the VIE, and the WFOE (as defined below), such funds and/or assets may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and/or assets. See-“Dividend Distribution and Cash Transfer Between the Holding Company, Subsidiary and VIE” and “Risk Factors— The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and, and cause the value of our securities to significantly decline or be worthless.” The cash transfer among the holding company, its subsidiaries and VIE is typically transferred through payment for intercompany services or intercompany borrowing between holding company, subsidiaries and VIE. Cash transfers have been made to date between the holding company, its subsidiaries, and consolidated VIE, include the following: (1) the VIE paid service fees to HKDAEx in US$45,000 and US$327,000 for the fiscal years ended December 31, 2021 and 2020, respectively; (2) our holding company paid service fees to HKDAEx of US$275,000 and nil for the fiscal years ended December 31, 2021 and 2020, respectively; (3) our holding company loaned to International Exchange of $75,000 and Oriental Culture HK of US$1,800,000 for the fiscal year ended December 31, 2021 and nil for the fiscal year ended December 31, 2020, respectively; (4) the holding company paid for intangible assets for HKDAEx in US$735,000 and nil for the fiscal years ended December 31, 2021 and 2020, respectively; (5) Oriental Culture HK loaned US$1,000,000 and nil to WFOE for the fiscal years ended December 31, 2021 and 2020, respectively; (6) the VIE loaned nil and US$309,000 to International Exchange for the fiscal years ended December 31, 2021 and 2020, respectively; (7) the VIE loaned the holding company nil and US$1,446,000 for the fiscal years ended December 31, 2021 and 2020, respectively. See “Condensed Consolidating Schedule and Consolidated Financial Statements” on page 5 and “Dividend Distribution and Cash Transfer Between the Holding Company, Subsidiary and VIE.” on page 9.

As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations. See “Dividend Distribution and Cash Transfer Between the Holding Company, Subsidiary and VIE.” on page 9.

The Company, we, us, our company, Oriental Culture, OCG, holding company and our are referred to Oriental Culture Holding LTD., a holding company incorporated under the laws of the Cayman Islands and its subsidiaries. We currently conduct our business through China International Assets and Equity of Artworks Exchange Limited (“International Exchange”) and HKDAEx Limited (“HKDAEx”), our operating subsidiaries in Hong Kong and the VIE Jiangsu Yanggu Culture Development Co., Ltd. (“Jiangsu Yanggu”) and its operating subsidiaries Nanjing Yanyu Information Technology Co., Ltd. (“Nanjing Yanyu”), Nanjing Yanqing Information Technology Co., Ltd., (“Nanjing Yanqing”), Kashi Longrui Business Management Services Co., Ltd. (“Kashi Longrui”) and Kashi Dongfang Cangpin Culture Development Co., Ltd. (“Kashi Dongfang”) in China. Jiangsu Yanggu and its shareholders entered into a series of contractual arrangements with Nanjing Rongke Business Consulting Service Co., Ltd. (“WFOE”), a company incorporated in China and a wholly owned subsidiary of HK Oriental Culture Investment Development Limited (“Oriental Culture HK”), which is a holding company incorporated in Hong Kong and a wholly owned subsidiary of Oriental Culture.

As a holding company, we may rely principally on dividends and other distributions on equity paid by our subsidiaries in Hong Kong and China for our cash and financing requirements we may have. If any of our Hong Kong subsidiaries or our WFOE incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange or SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. See-“Dividend Distribution and Cash Transfer Between the Holding Company, Subsidiary and VIE” and “Risk Factors— The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and, and cause the value of our securities to significantly decline or be worthless.” However, neither any of our subsidiaries or the VIE has made any dividends or other distributions to our holding company or any U.S. investors as of the date of this prospectus. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our Hong Kong subsidiaries and WFOE via capital contribution or shareholder loans, as the case may be.

Pursuant to General Instruction I.B.5. of Form F-3, in no event we will sell the securities covered hereby in a public primary offering with a value more than one-third of the aggregate market value of our Ordinary Shares held by non-affiliates of the Company in any 12-month period so long as the aggregate market value of our outstanding Ordinary Shares held by non-affiliates remains below $75,000,000. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is approximately $10.6 million based on the closing price of $0.73 per ordinary share on February 8, 2023 and 14,532,000 ordinary shares held by non-affiliates. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “OCG.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 15 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell Ordinary Shares, Preferred Shares, warrants to purchase Ordinary Shares or Preferred Shares, rights or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $200,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of such document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “Oriental Culture”, “OCG,” “we,” “us,” “our,” “the Company,” “the “Registrant”, “holding company” or similar words refer to Oriental Culture Holding LTD., together with our subsidiaries.

“China” or the “PRC” are to the mainland China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only.

ii

PROSPECTUS SUMMARY

Overview

We were incorporated under the laws of the Cayman Islands as an offshore holding company and we own 100% of the equity interest in Oriental Culture Development LTD (“Oriental Culture BVI”), which was incorporated under the laws of British Virgin Islands.

Through Oriental Culture BVI, we own 100% of the equity interest in HK Oriental Culture Investment Development Limited (“Oriental Culture HK”), a company formed under the laws of Hong Kong. Through Oriental Culture HK, we own 100% of the equity interest in Nanjing Rongke Business Consulting Service Co., Ltd. (the “WFOE” or “Nanjing Rongke”), a wholly-owned PRC subsidiary of Oriental Culture HK. The WFOE entered into a series of agreements with Jiangsu Yanggu Culture Development Co., Ltd. (“Jiangsu Yanggu” or “VIE”) and Jiangsu Yanggu’s shareholders, through which we have satisfied conditions for consolidation of the VIE under U.S. GAAP as Jiangsu Yanggu is considered a VIE under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”, because the equity investments in Jiangsu Yanggu no longer have the characteristics of a controlling financial interest, and the Company, through its WFOE, becomes the primary beneficiary of the VIE for accounting purposes.

We own 100% equity interest in China International Assets and Equity of Artworks Exchange Limited (the “International Exchange”), a company incorporated under the laws of Hong Kong. International Exchange provides an online platform to facilitate collectibles and artwork trading e-commerce and became our subsidiary as a result of the reorganization of the common control of Oriental Culture and International Exchange. We own 100% equity interest in HKDAEx Limited (“HKDAEx”), a company incorporated under laws of Hong Kong. HKDAEx provides our customers with online trading platform for products and commodities other than collectible and artwork in Hong Kong.

Nanjing Yanqing Information Technology Co., Ltd., (“Nanjing Yanqing”) and Nanjing Yanyu Information Technology Co., Ltd. (“Nanjing Yanyu”) are wholly-owned subsidiaries of Jiangsu Yanggu in China. Their primary business is to provide technical and other support for online collectibles and art e-commerce business for our Hong Kong subsidiaries, and to sell software applications and provide support services to our affiliates and third parties.

Kashi Longrui Business Management Services Co., Ltd. (“Kashi Longrui”) is a wholly-owned subsidiary of Nanjing Yanqing, and its primary business is to provide online and offline marketing service for our e-commerce platform’s members and other related services.

Kashi Dongfang Cangpin Culture Development Co., Ltd. (“Kashi Dongfang”) is a wholly-owned subsidiary of Nanjing Yanqing and its primary focus is to provide online and offline warehouse management services for our e-commerce platform’s registered members.

Zhongcang Warehouse Co., Ltd. (“Zhongcang”) is a joint venture by Kashi Longrui with third parties namely Zhonglianxin Industry Group (Hunan) Co., Ltd., Nanjing Zhonghao Culture Media Limited, and Zhengjiang Culture Tourism International Cultural and Creative Industry Park Development Co., Ltd. to provide warehouse services to our customers. Kashi Longrui owned 18% of Zhongcang.

We, through our subsidiaries in Hong Kong are an online provider of collectibles and artwork e-commerce services, which allow collectors, artists and art dealers and owners to access a much bigger market where they can engage with a wider range of collectibles or artwork investors than they could likely encounter without our platforms. We currently facilitate trading by individual and institutional customers of all kinds of collectibles, artwork and certain commodities on our leading online platforms owned by our subsidiaries in Hong Kong, namely the China International Assets and Equity of Artworks Exchange Limited and HKDAEx Limited. We also provide online and offline integrated marketing, warehouse storage and technical maintenance services to our customers through the VIE and its subsidiaries in China. We currently are in the process of developing business and services relating to NFT (non-fungible token) for cultural and artwork collections as well as a metaverse project.

We are a holding company incorporated in the Cayman Islands. Our securities offered in this prospectus are securities of our Cayman Islands holding company. As a holding company with no material operations of our own, we conduct our business through our operating subsidiaries in Hong Kong and the VIE and its subsidiaries in China. VIE structure is used to provide investors with exposure to foreign investment in China-based companies where the business of the operating companies in China might be prohibited or restricted for foreign investment now or in the future. Investors of our ordinary shares will not own any equity interests in the VIE and may never hold equity interests in our Chinese operating companies, but instead own shares of a Cayman Islands holding company. Neither we nor our subsidiaries own any shares in the VIE, Jiangsu Yanggu. Instead, we have satisfied conditions for consolidation of the VIE under U.S. GAAP and become the primary beneficiary of the VIE for accounting purposes through a series of contractual arrangements (the “VIE Agreements”). We evaluated the guidance in FASB ASC 810 and determined that Jiangsu Yanggu is a VIE. A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. Our WFOE has the power to direct activities at Jiangsu Yanggu that most significantly impact Jiangsu Yanggu’s economic performance, and has the right to receive benefits from Jiangsu Yanggu. As such, the WFOE is the primary beneficiary of the VIE, for accounting purposes, based upon such contractual arrangements. Accordingly, under U.S. GAAP, the financial results of the VIE are consolidated in our financial statements. In addition, these VIE agreements have not been truly tested in the courts in China. Investors of our securities of will not own any equity interests in the VIE, but instead own shares of a Cayman holding company. Chinese regulatory authorities could disallow the VIE structure, which would likely result in a material change in our operations and/or value of our securities we are registering for sale, including that it could cause the value of our securities to significantly decline or become worthless.

The VIE structure is subject to various risks. For example, the contractual arrangements may not be as effective as direct ownership in providing us with control over Jiangsu Yanggu. We expect to rely on the performance by the VIE shareholders of their respective obligations under the contracts to exercise our rights over Jiangsu Yanggu. The VIE shareholders may not act in the best interests of our company or may not perform their obligations under these contracts. Such risks will exist throughout the period in which we operate our business in China through the contractual arrangements. If any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operations of PRC law and arbitration, litigation or other legal proceedings which could be a lengthy process and very costly.

Jiangsu Yanggu and its subsidiaries are incorporated and operating in mainland China and they have received all required permissions from Chinese authorities to operate its current business in China, which are their business licenses. Each of Jiangsu Yanggu and its subsidiaries has registered with local State Administration for Market Supervision of China (“SAMR”) and received a license from SAMR called “Business License” with its company name, name of its legal representative, incorporation date, expiration date and approved business scope on such Business License for our current business and operations in China. Other than the business licenses, the VIE and its subsidiaries are not required to obtain permit and approval from Chinese authorities to operate our business and to offer the securities being registered to foreign investors. We, our subsidiaries, or VIE and its subsidiaries are not covered by permissions requirements from the China Securities Regulatory Commission (CSRC), Cyberspace Administration of China (CAC) or any other governmental agency that is required to approve the VIE’s business and operations. As the VIE and its subsidiaries provide marketing, warehouse storage and technical maintenance services in China, based on the advice of our PRC counsel Jiangsu Taikun Law Firm, we do not believe that we, our subsidiaries, the VIE and its subsidiaries are a Critical Information Infrastructure Operator (“CIIO”) or Online Platform Operators as defined in Cybersecurity Review Measures published by Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration on December 28, 2021 and became effective on February 15, 2022. As of the date of this prospectus, we, our subsidiaries, the VIE and its subsidiaries (1) are not required to obtain permissions from any PRC authorities to issue our securities being registered for sale to foreign investors, (2) are not subject to permission requirements from China Securities Regulatory Commission (the “CSRC”), Cyberspace Administration of China (“CAC”) or any other authority that is required to approve of the VIE’s operations, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Management Rules Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) or the “New Overseas Listing Rules”. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. On April 2, 2022, the CSRC released the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), which provide that a domestic company that seeks to offer and list its securities in a overseas market shall strictly abide by applicable PRC laws and regulations, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. In the event that the above proposed provisions and rules are enacted, the relevant filing procedures of the CSRC and other governmental authorities may be required in connection with this offering. Given the current PRC regulatory environment, it is uncertain when and whether we, our PRC subsidiary or VIE and its subsidiaries, will be required to obtain permission from the PRC government to continue listing on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. If we, our subsidiaries, or the VIE and its subsidiaries do not receive or maintain such permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, it could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors, cause the value of our securities to significantly decline or become worthless and could result in a material and negative impact on our business operations, including fines or penalties imposed by the relevant PRC regulatory authority, revocation of VIE and its subsidiaries’ business licenses and suspension of their respective business operations.

There are legal and operational risks associated with being based in and having all our operations in Hong Kong and China. These risks could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. The enforcement of laws and that rules and regulations in China can change quickly with little advance notice and the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China- based issuers, could result in a material change in our operations and/or the value of our securities we are registering for sale. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors – The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and, and cause the value of our securities to significantly decline or be worthless; and – Uncertainties and quick change in the interpretation and enforcement of Chinese laws and regulations with little advance notice could result in a material and negative impact on our business operations, decrease the value of our securities and limit the legal protections available to you and us.” Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, Cybersecurity Review Measures published by Cyberspace Administration of China or the CAC, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration, effective on February 15, 2022, which provides that, Critical Information Infrastructure Operators (“CIIOs”) that intend to purchase internet products and services and Online Platform Operators engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As of the date of this prospectus, these new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook. See “Risk Factors – Uncertainties and quick change in the interpretation and enforcement of Chinese laws and regulations with little advance notice could result in a material and negative impact on our business operations, decrease the value of our securities and limit the legal protections available to you and us.”

Our independent registered public accounting firm that issues the audit report included in our annual report which is incorporated by reference in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in New York City, and has been inspected by the PCAOB on a regular basis with the last inspection in 2020 and is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our auditor. If it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction or any other reasons, the lack of inspection could cause the trading in our securities to be prohibited under the Holding Foreign Companies Accountable Act and related regulations, and as a result Nasdaq may delist our securities. If our securities are unable to be listed on another securities exchange, such a delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares. Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list and trade our ordinary shares on Nasdaq, which could materially impair the market price for our securities.

Our operating entities in Hong Kong and China provide customers with comprehensive services, including account opening, art investment education, market information, research, real-time customer support, and artwork and collectibles warehousing services. Most services are delivered online through our proprietary client software and call center. Our client software provides not only market information and analysis, but also interactive functions including live discussion boards and instant messaging with customer service representatives, which we believe enhances our customers’ engagement.

Our operating entities in Hong Kong and China generate revenue from our services in connection with the trading of artwork, collectibles and certain commodities on our platforms, primarily consisting of listing service fees, transaction fees, marketing services fees and other revenues generated from traders (our customers).

Listing service fees

One-time nonrefundable listing service fees are collected from traders for listing their products on the platform. Our only performance obligation is to provide the listing on our platform. We recognized the related revenue upon the completion of our performance obligations which is when the customers’ products are successfully listed on our platforms. The fees are determined by contracts with the customers as a fixed percentage of the listing value. For some products, we may negotiate a flat rate instead of a percentage of the listing value. For listing service contracts in which the related performance obligations can be completed within a short period of time, we recognize the related revenue upon the completion of our performance obligations.

Transaction fee revenue

Transaction fee revenue is generally calculated based on the transaction value of collectibles, artwork, or commodities per transaction. Transaction value is the dollar amount of the purchase and sale of the collectibles, artwork, or commodities after they are listed on our platform. Our performance obligation by our operating entities in Hong Kong and China is to facilitate the trading transactions. Our platform has a customer reward points program, pursuant to which reward points were issued for opening a new account or referring customers to open accounts with us during our promotion period. In that regard, customers are required to redeem certain reward points for new listings along with the regular listing services fees. If a customer does not own any reward points, he/she can purchase them from other customers on our platform as the points can be traded by and among our customers on the platform and we charge a transaction fee from such points trading.

Transaction fee revenue is recognized and collected at the time when the transaction is completed.

Transaction fee revenue also includes predetermined monthly transaction fees for select traders with large transactions and are negotiated on a case by case basis. Predetermined transaction fees are recognized and earned over the specified service period. Predetermined transaction fees received in advance of the specified service period are recorded as deferred revenue.

Marketing service fees

Marketing service fees are usually collected after we complete our services and includes the following type of services:

(1)	For certain marketing service agreements, we assist our customers in connection with his/her listing and trading of his/her collectible/artwork or commodities on our platform, which mainly includes consultation and supporting services of the marketability for the collectible/artwork; assessing its market value and market acceptance for the collectible/artwork or commodities; and assisting in the application and legal protection required for the customer’s collectible/artwork or commodities to be approved for listing on our platforms. For marketing service contracts in which the related performance obligations can be completed within a short period of time, we recognize the related revenue upon the completion of our performance obligations.

(2)	Marketing service agreements also includes providing promotional services for customers’ items as where to place ads on well-known cultural and art exchange websites in China, to provide online and offline marketing services including cooperation with auction houses and participate in industry-related exhibitions and fairs.

The marketing service fees are charged on a fixed fee basis, which are based on the type of the listing session that the customer applies for and whether the customer has listed and sold its collectible on other platforms before, and they were not tied to the type or value of the underlying collectible, artwork or commodity. Marketing service contracts and fees are recognized upon the completion of all performance obligations.

Other revenues

Other revenues primarily include other service fees for IT technical support to customers and revenues from agency recommendation fees. IT technical support fees are negotiated on a case by case basis and are recognized when the related services have been performed based on the specific terms of the contract. Agency recommendation fees are mainly training and consulting services provided to certain traders/agents for them to become qualified. Upon completion of the training and consultation, these qualified traders/agents may introduce our platform and services to potential customers to list their collectibles and artwork with us for a fee or promote their own products on our platforms. Our performance obligation is completed and revenue is recognized upon completion of training and related consulting services.

Set forth below is selected consolidating statements of income and cash flows for the years ended December 31, 2021 and 2020 and selected balance sheet information as of December 31, 2021 and 2020 showing financial information for the Company (excluding the VIEs), the VIEs, eliminating entries and consolidated information.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

FOR THE YEAR ENDED DEEMBER 31, 2021

	OCG	HK Subsidiaries		BVI		Elimination		Total outside PRC	WFOE		VIE	Elimination		Total inside PRC	Elimination			Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$22,086,787		$17,015	$				$22,103,802		$1,000,000	$6,294,245			$7,294,245	$			$29,398,047
Short-term investment											3,748,900			3,748,900				3,748,900
Accounts receivable, net											47,060			47,060				47,060
Accounts receivable, -related parties											8,093			8,093				8,093
Other receivables and prepaid expenses	491,000		616,467					1,107,467			277,927			277,927				1,385,394
Deposit														-
Other receivable related party											928,913			928,913				928,913
Other receivable - intercompany	2,862,436		1,000,000			(2,608,465	)(d1)	1,253,971			15,390,264			15,390,264		(1,000,000	)(d2)
																(13,765,823	)(d3)
																(1,624,441	)(d4)
Other receivable - VIE			100,214					100,214		36,655,086		(36,655,086	)(b)			(100,214	)(d4)
Escrow	600,000							600,000								(253,971	)(d5)	600,000
Total current assets	26,040,223		1,733,696			(2,608,465)		25,165,454		37,655,086	26,695,402	(36,655,086)		27,695,402		(16,744,449)		36,116,407

PROPERTY AND EQUIPMENT, NET			13,723					13,723			9,890,566			9,890,566				9,904,289

OTHER ASSETS
Certificate deposit											3,136,910			3,136,910				3,136,910
Right of use assets			11,494					11,494										11,494
Escrow
Investment											548,151			548,151				548,151
Intangible assets, net			1,047,985					1,047,985			72,036			72,036				1,120,021
Investment in subsidiaries	35,881,493				36,655,086	(36,576,060	)(a)	35,960,519						-		(35,960,519	)(c)
Other receivable - intercompany								-						-		-
Total other assets	35,881,493		1,059,479		36,655,086	(36,576,060)		37,019,998			3,757,097			3,757,097		(35,960,519)		4,816,576

Total assets	$61,921,716		$2,806,898		$36,655,086	(39,184,525)		$62,199,175		$37,655,086	$40,343,065	(36,655,086)		$41,343,065		$(52,704,968)		$50,837,272

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$140,000	$		$				$140,000	$		$1,483,829			$1,483,829	$			$1,623,829
Accounts payable - related parties											1,665			1,665				1,665
Deferred revenue											697,863			697,863				697,863
Other payables and accrued liabilities	23,958		15,969					39,927			1,244,308			1,244,308				1,284,235
Taxes payable			-								29,826			29,826				29,826
Other payable - intercompany			2,608,465			(2,608,465	)(d1)			1,000,000	230,488			1,230,488		(1,000,000	)(d2)
																(230,488	)(d4)
Other payable - VIE	14,569,398		249,996					14,819,394						-		(13,172,204	)(d3)
																(1,397,194	)(d4)
Lease liability			11,494					11,494						-		(249,996	)(d5)	11,494
Total current liabilities	14,733,356		2,885,924			(2,608,465)		15,010,815		1,000,000	3,687,979			4,687,979		(16,049,882)		3,648,912

Total liabilities	14,733,356		2,885,924			(2,608,465)		15,010,815		1,000,000	3,687,979			4,687,979		(16,049,882)		3,648,912

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY

Capital	21,886,014		1,495,505			(1,495,505	)(a)	21,886,014			113,299	(113,299	)(b)	-				21,886,014
Subscription receivable	(1,000,000)							(1,000,000)										(1,000,000)
Statutory reserves	112,347					-	(a)	112,347			112,347	(112,347	)(b)	-				112,347
Retained earnings	25,092,043		(1,569,050)		34,763,729	(33,194,679	)(a)	25,092,043		34,763,729	34,785,070	(34,785,070	)(b)	34,763,729		(34,763,729	)(c)	25,092,043
Accumulated other comprehensive income (loss)	1,097,956		(5,481)		1,891,357	(1,885,876	)(a)	1,097,956		1,891,357	1,644,370	(1,644,370	)(b)	1,891,357		(1,891,357	)(c)(d)	1,097,956
Total shareholders’ equity	47,188,360		(79,026)		36,655,086	(36,576,060)		47,188,360		36,655,086	36,655,086	(36,655,086)		36,655,086		(36,655,086)		47,188,360

Total liabilities and shareholders’ equity	$61,921,716		$2,806,898		$36,655,086	(39,184,525)		$62,199,175		$37,655,086	$40,343,065	(36,655,086)		$41,343,065		$(52,704,968)		$50,837,272

(a)	To eliminate holding company’s investment of subsidiaries outside PRC.

(b)	To eliminate receivable as result of contractual agreement from VIE with VIE’s equity.

(c)	To eliminate holding company’s investment of WFOE.

(d)	To eliminate intercompany balances:

	Due from	Due to	Amount
(1)	HK subsidiaries	OCG	$2,608,465	intercompany borrowing
(2)	WFOE	HK subsidiaries	$1,000,000	intercompany borrowing
(3)	OCG	VIE	$13,765,823	Real estate deposit paid by VIE, refunded to OCG
(4)	OCG	VIE	$1,627,682	Intercompany balance
(5)	VIE	OCG	$253,971	Intercompany balance

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

UNAUDITED CONDENDSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2021

	OCG	HK Subsidiaries	BVI		Elimination		Total outside PRC	WFOE		VIE	Elimination			Total inside PRC	Elimination		Consolidated
Operating revenues	$-	$153,635	$				$153,635	$		$37,596,460	$		(a)	$37,596,460	$(153,635	)(c)	$37,596,460
Cost of revenues	(235,436)	(30,582)					(266,018)			(2,159,402)				(2,159,402)			(2,425,420)
Gross profit	(235,436)	123,053					(112,383)			35,437,058		-		35,437,058	(153,635)		35,171,040
Operating expenses	(3,266,421)	(785,798)					(4,052,219)			(20,233,355)				(20,233,355)			(24,285,574)
Income from operations	(3,501,857)	(662,745)					(4,164,602)			15,203,703		-		15,203,703	(153,635)		10,885,466
Other income(expense)	1,079	(1,375)					(296)			559,103				559,103			558,807
Provision fro income tax	-	-					-							-
Income from VIE	-						-		15,762,806	-		(15,762,806	)(b)		-		-
Income from subsidiaries	14,945,051			15,762,806	(15,098,686	)(a)	15,609,171			-		-			(15,609,171	)(d)	-
Net income	$11,444,273	$(664,120)		$15,762,806	(15,098,686)		$11,444,273		$15,762,806	$15,762,806		$(15,762,806)		$15,762,806	$(15,762,806)		$11,444,273

(a)	to eliminate outside PRC subsidiaries income from OCG.
(b)	to eliminate VIE income by WFOE.
(c)	to eliminate intercompany revenue and expenses for services provided by the Company’s HK subsidiary to its VIE.
(d)	to eliminate WFOE investment income by OCG.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2021

	OCG	HK Subsidiaries	BVI	WFOE	VIE	Total	Elimination	Consolidated
Net cash provided by (used in) operating activities	$3,473,758	$956,553	$	$1,000,000	$3,594,576	$9,024,887	$	$9,024,887
Net cash provided by (used in )investing activities		(773,974)			(2,035,444)	(2,809,418)		(2,809,418)
Net cash provided by (used in) financing activities	2,000,000				-	2,000,000		2,000,000
Effect of exchange rate	-	(289,341)			162,827	(126,514)		(126,514)
Net increase in cash and cash equivalents	5,473,758	(106,762)		1,000,000	1,721,959	8,088,955		8,088,955
CASH AND CASH EQUIVELENTS, beginning of year	16,613,029	123,777		-	4,572,286	21,309,092		21,309,092
CASH AND CASH EQUIVELENTS, end of year	$22,086,787	$17,015	$	$1,000,000	$6,294,245	$29,398,047	$	$29,398,047

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

FOR THE YEAR ENDED DEEMBER 31, 2020

	OCG	HK Subsidiaries		BVI		Elimination			Total outside PRC	WFOE		VIE	Elimination			Total inside PRC	Elimination			Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$16,613,029		$123,777	$		$			$16,736,806	$		$7,299,368	$			$7,299,368	$			$24,036,174
Short-term investment												1,056,286				1,056,286				1,056,286
Accounts receivable, net												402,428				402,428				402,428
Other receivables and prepaid expenses			10,688						10,688			188,827				188,827				199,515
Deposit												13,333,538				13,333,538				13,333,538
Other receivable - intercompany												256,948				256,948		(256,948	)(d1)
Other receivable - VIE			269,444						269,444		20,231,433			(20,231,433	)(b)	-		(269,444	)(d2)
Total current assets	16,613,029		403,909						17,016,938		20,231,433	22,537,395		(20,231,433)		22,537,395		(526,392)		39,027,941
																-
PROPERTY AND EQUIPMENT, NET			8,540						8,540			363,675				363,675				372,215

OTHER ASSETS
Escrow	600,000								600,000							-				600,000
Investment												535,617				535,617				535,617
Intangible assets, net			474,792						474,792			98,200				98,200				572,992
Investment in subsidiaries	20,761,600				20,231,433		(20,818,403	)(a)	20,174,630							-		(20,174,630	)(c)
Other receivable - intercompany									-			1,445,637				1,445,637		(1,445,637	)(d3)
Total other assets	21,361,600		474,792		20,231,433		(20,818,403)		21,249,422			2,079,454				2,079,454		(21,620,267)		1,708,609
																-
Total assets	$37,974,629		$887,241		$20,231,433		$(20,818,403)		$38,274,900		$20,231,433	$24,980,524		$(20,231,433)		$24,980,524		$(22,146,659)		$41,108,765

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,960,000	$		$		$			$2,960,000	$		$1,871,394	$			$1,871,394	$			$4,831,394
Accounts payable - related parties												1,229,381				1,229,381				1,229,381
Deferred revenue												243,355				243,355				243,355
Other payables and accrued liabilities	50,918		41,472						92,390			950,994				950,994				1,043,383
Other payables - related parties			7,312						7,312											7,312
Taxes payable												184,694				184,694				184,694
Other payable - intercompany												269,273				269,273		(269,273	)(d1)
Other payable - VIE	1,394,465		251,487						1,645,952									(1,645,952	)(d3,d1)
Total current liabilities	4,405,383		300,271						4,705,654			4,749,091				4,749,091		(1,915,225)		7,539,519

Total liabilities	4,405,383		300,271						4,705,654			4,749,091				4,749,091		(1,915,225)		7,539,519

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Capital	18,886,014		1,495,505				(1,495,505	)(a)	18,886,014			113,299		(113,299	)(b)					18,886,014
Statutory reserves	112,347						-	(a)	112,347			112,347		(112,347	)(b)					112,347
Retained earnings	13,647,770		(921,722)		19,000,923		(18,079,201	)(a)	13,647,770		19,000,923	19,021,604		(19,021,604	)(b)	19,000,923		(19,000,923	)(c)	13,647,770
Accumulated other comprehensive income (loss)	923,115		13,187		1,230,510		(1,243,697	)(a)	923,115		1,230,510	984,183		(984,183	)(b)	1,230,510		(1,230,510	)(c)(d)	923,115
Total shareholders’ equity	33,569,246		586,970		20,231,433		(20,818,403)		33,569,246		20,231,433	20,231,433		(20,231,433)		20,231,433		(20,231,433)		33,569,246
Total liabilities and shareholders’ equity	$37,974,629		$887,241		$20,231,433		$(20,818,403)		$38,274,900		$20,231,433	$24,980,524		$(20,231,433)		$24,980,524		$(22,146,659)		$41,108,765

(a)	To eliminate holding company’s investment of subsidiaries outside PRC.

(b)	To eliminate receivable as result of contractual agreement from VIE with VIE’s equity.

(c)	To eliminate holding company’s investment of WFOE.

(d)	To eliminate intercompany balances:

	Due from	Due to	Amount
(1)	Subsidiaries	VIE	$256,948	intercompany borrowing
(2)	VIE	Subsidiaries	$44,226	intercompany balances as a result of intercompany revenue
(2)	VIE	Subsidiaries	$225,218	intercompany borrowing
(3)	OCG	VIE	$1,445,637	Intercompany borrowing to pay for IPO expenses

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

UNAUDITED CONDENDSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2020

	OCG	HK Subsidiaries	BVI		Elimination			Total outside PRC	WFOE		VIE	Elimination			Total inside PRC	Elimination		Consolidated
Operating revenues		$333,024	$		$			$333,024	$		$17,438,802	$		(a)	$17,438,802	$(333,024	(c)	$17,438,802
Cost of revenues		(261,908)						(261,908)			(2,380,255)				(2,380,255)			(2,642,163)
Gross profit		71,116						71,116			15,058,547				15,058,547	(333,024)		14,796,639
Operating expenses	(4,452,154)	(665,565)						(5,117,719)			(8,383,307)				(8,383,307)	350,475	(c)	(13,150,551)
Income from operations	(4,452,154)	(594,449)						(5,046,603)			6,675,240				6,675,240	17,451		1,646,088
Other income(expense)	(17,410)	146,070						128,660			273,359				273,359			402,019
Provision from income tax
Income from VIE										6,948,599			(6,948,599	)(b)
Income from subsidiaries	6,517,671			6,948,599		(6,500,220	)(a)	6,966,050					-			(6,966,050	)(d)
Net income	$2,048,107	$(448,379)		$6,948,599		$(6,500,220)		$2,048,107		$6,948,599	$6,948,599		$(6,948,599)		$6,948,599	$(6,948,599)		$2,048,107

(a)	to eliminate outside PRC subsidiaries income from OCG.
(b)	to eliminate VIE income by WFOE.
(c)	to eliminate intercompany revenue and expenses for services provided by the Company’s HK subsidiary to its VIE.
(d)	to eliminate WFOE investment income by OCG.

ORIENTAL CULTURE HOLDING LTD AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2020

	OCG	Subsidiaries	BVI	WFOE	VIE	Total inside PRC	Elimination	Consolidated
Net cash provided by (used in) operating activities	$(1,477,639)	$(408,115)	$	$	$9,987,341	$8,101,587	$	$8,101,587
Net cash provided by (used in )investing activities		(9,388)			(11,759,906)	(11,769,294)		(11,769,294)
Net cash provided by (used in) financing activities	18,090,668	(54,273)				18,036,395		18,036,395
Effect of exchange rate		2,598			480,217	482,815		482,815
Net increase in cash and cash equivalents	16,613,029	(469,178)			(1,292,348)	14,851,503		14,851,503
CASH AND CASH EQUIVELENTS, beginning of year	-	592,955			8,591,716	9,184,671		9,184,671
CASH AND CASH EQUIVELENTS, end of year	$16,613,029	$123,777	$	$	$7,299,368	$24,036,174	$	$24,036,174

Dividend Distribution and Cash Transfer Between the Holding Company, Subsidiary and VIE.

We are an online provider of collectibles and artwork e-commerce services and we facilitate trading by individual and institutional customers of all kinds of collectibles, artworks and certain commodities on our leading online platforms owned by our subsidiaries in Hong Kong, namely the China International Assets and Equity of Artworks Exchange Limited and HKDAEx Limited. We also provide online and offline integrated marketing, warehouse storage and technical maintenance services to our customers through the VIE and its subsidiaries in China.

Our PRC operating entities receive their revenues in RMB. Under our current corporate structure, to fund any cash and financing requirements we may have, the Company may rely on certain dividend payments from our subsidiaries in Hong Kong and WFOE in China. Our WFOE receives payments from Jiangsu Yanggu, pursuant to the VIE Agreements. WFOE may make distribution of such payments to Oriental Culture HK as dividends.

Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange or SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary, WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by the shareholders of the Company who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. For our Hong Kong subsidiaries, our subsidiary in British Virgin Islands and the holding company (“Non-PRC Entities”), there is no restrictions on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to US investors. Also, there is no restrictions and limitations on the abilities of Non-PRC Entities to distribute earnings from their businesses, including from subsidiaries to the parent company or from the holding company to the U.S. investors as well as the abilities to settle amounts owed. There is also no restriction and limitations on the ability of the WFOE to settle amounts owed by VIE under the VIE agreements as both companies are incorporated in China and the amount to be settled will be in RMB without foreign exchange control.

We are a holding company, and we may rely principally on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Current PRC regulations permit our WFOE to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, our subsidiaries, VIE and its subsidiaries in China are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax at a rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%. However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by our Hong Kong subsidiary from our PRC subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC subsidiaries.

As of the date of this prospectus, we do not have cash management policies and procedures in place that dictate how funds are transferred through our organization. Rather, the funds can be transferred in accordance with the applicable PRC laws and regulations discussed in this section.

As of the date of this prospectus, neither the WFOE nor any of our subsidiaries in Hong Kong has made any dividends or distributions to the Company, the Company has not made any dividends or distribution to its investors. We intend to keep any future earnings to re-invest in and finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

As of the date of this prospectus, no dividends or distributions have been made between the holding company, its subsidiaries, and consolidated VIEs, or to investors including the U.S. investors. The holding company, its subsidiaries, and VIE do not have any plan to distribute dividend or settle amounts owed under the VIE Agreements in the foreseeable future. To the extent cash and/or assets in the business are in the PRC and/or Hong Kong or our PRC and/or Hong Kong entities, including HKDAEx, International Exchange, Oriental Culture HK, the VIE, and the WFOE, such funds and/or assets may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and/or assets. The cash transfer among the holding company, its subsidiaries and VIE is typically transferred through payment for intercompany services or intercompany borrowing between holding company, subsidiaries and VIE. There are no tax consequences for the intercompany borrowings and the payment for intercompany services, except for the standard value added taxes and/or income taxes for the revenues and/or profits generated from such services.

During the fiscal years ended December 31, 2021 and 2020, cash transfers between our Company, our subsidiaries, and the VIE were as follows:

For the Fiscal Year Ended December 31, 2021
No.	Transfer From	Transfer To	Approximate Value (US$)	Type
1	VIE	HKDAEx	$45,000	Cash (payment for services provided by HK subsidiary)
2	OCG	HKDAEx	$275,000	Cash (payment for services provided by HK subsidiary)
3	OCG	International Exchange	$75,000	Cash (Intercompany Borrowing)
4	OCG	Oriental Culture HK	$1,800,000	Cash (Intercompany Borrowing)
5	OCG	HKDAEx	$735,000	Cash (payment for intangible assets)
6	Oriental Culture HK	WFOE	$1,000,000	Cash (Intercompany Borrowing)

For the Fiscal Year Ended December 31, 2020
No.	Transfer From	Transfer To	Approximate Value (US$)	Type
1	VIE	HKDAEx	$327,000	Cash (payment for services provided by HK subsidiary)
2	VIE	International Exchange	$309,000	Cash (Intercompany Borrowing)
3	VIE	OCG	$1,446,000	Cash (Intercompany Borrowing)

Impact of COVID-19

Beginning in late 2019, there were reports of the COVID-19 (coronavirus) that has surfaced, the pandemic quickly spread to many provinces, autonomous regions, and cities all over the China and Hong Kong. To the prevention and control of the spread of the pandemic, the Chinese governments issued administrative orders to impose travel and public gathering restrictions as well as to work from home and self-quarantine. The Company primarily conducts its business operations through its operating subsidiaries and VIE in Hong Kong and China. In response to the evolving dynamics related to the COVID-19 outbreak, the Company has followed the guidelines of local government authorities as it prioritizes the health and safety of its employees, clients, contractors, suppliers and business partners. Our business, financial condition, and results of operations were adversely affected by the outbreak of COVID-19 when we closed our warehouse for collectibles and artwork traded on our platform as required by relevant Chinese government authorities during COVID-19 outbreak, the appraisals for certain collectibles and artwork were delayed from the beginning of February to mid-March 2020, resulting in delays of the subsequent listing process of such collectibles and artworks, thus affected us providing marketing services for potential new products and our ability to generate marketing service fees during the first half of 2020. Also, our customers required additional time to pay us or failed to pay us which required us to record additional allowances during the first half of 2020.

Starting in July 2020, our business has recovered as individuals and entities resumed their business activities which were delayed or postponed due to the COVID-19 outbreak. However, travel restrictions, quarantine requirements and/or temporary closure of office buildings and facilities have been imposed by local governments due to the outbreak of Omicron variant in Hong Kong and many cities in China, including Shenzhen, Xi’an, Shanghai, Guangzhou, Nanchang and Taiyuan in 2022. In early December 2022, Chinese government eased the strict control measure for COVID-19, which has led to surge in increased infections and disruption in our business operations. Any future impact of COVID-19 on our operation results will depend on, to a large extent, future developments and new information that may emerge regarding the duration and resurgence of COVID-19 variants and the actions taken by government authorities to contain COVID-19 or treat its impact, almost all of which are beyond our control. Due to the significant uncertainties surrounding any further outbreak or resurgence of COVID-19 and actions that might be taken by governmental authorities, the extent of the future business disruption and the related financial impacts on our business cannot be reasonably estimated at this time.

Recent Development

On July 1, 2022, Mr. Huajun Gao and Mr. Aiming Kong, each an 11.64% shareholder of Oriental Culture Holding LTD (the “Company”), were detained by Nan County Public Safety Bureau of Yiyang City, Hunan Province, China. On July 26, 2022, Nan County People’s Procuratorate approved the arrest of Mr. Gao and Mr. Kong with charge of illegal business operation of Nanjing Jinwang Art Purchase E-commerce Co., Ltd., a company controlled by Mr. Gao and Mr. Kong (“Nanjing Jinwang”). On July 1, 2022, the bank accounts of Nanjing Jinwang were frozen by Nan County Public Safety Bureau, including a trust account into which the customers of the Company deposit their security deposits in order to trade on the Company’s two online trading platforms which the Company has entrusted Nanjing Jinwang for escrow.

Also, on July 1, 2022, Nan County Public Safety Bureau froze certain bank accounts of Kashi Longrui Business Management Services Co., Ltd. (“Kashi Longrui”), Kashi Dongfang Cangpin Culture Development Co., Ltd. (“Kashi Dongfang”) and Nanjing Yanyu Information Technology Co., Ltd. (“Nanjing Yanyu”), all subsidiaries of Jiangsu Yanggu Culture Development Co., Ltd., the variable interest entity of the Company in China (the “VIE”) because they, each had business relationship with Nanjing Jinwang.

Neither the Company nor its VIE or subsidiaries of its VIE has received any notification for enforcement charges from Nan County Public Safety Bureau, other than cash and short term investment in the frozen bank accounts with balances totaling approximately $16.8 million on July 1, 2022 and due from Nangjng Jinwang of approximately $4.0 million relating to the Nanjing Jinwang investigation as described above. Mr. Gao and Mr. Kong are not officers, directors or employees of the Company, its VIE or subsidiaries of the VIE.

Due to the investigation of Nanjing Jinwang and frozen bank accounts, the business operations of the Company have been materially and negatively impacted as its customers experienced difficulties withdrawing their security deposits through online banking and have concerns regarding their deposited funds. The Company has taken remedial measures to assist its customers in withdrawing security deposits, such as through manual and in person application with the bank to transfer funds, so that they will have confidence in the Company and continue to list and trade art and collectible products on the online platforms of the Company. However, there can be no assurance that these measures will restore customer confidence in using the Company’s services efficiently or at all.

As of June 30, 2022, the Company’s fund deposited with Nanjing Jinwang amounted to $4.0 million. As of January 31, 2023, the Company had successfully withdrawn approximately $2.5 million and the Company is in the processing of withdrawing the remaining funds and expects the funds to be fully returned by March 2023.

The investigation of Mr. Gao, Mr. Kong and Nanjing Jinwang is ongoing. The Company has and will continue to communicate with Nan County Public Safety Bureau and other government authorities to obtain more information regarding the investigation and to attempt to unfreeze the bank accounts for the subsidiaries of the VIE. The Company will monitor the development of the investigation and will provide additional information concerning its impact on the Company’s business in due course.

Our Organizational Structure

The Company’s organizational chart as of the date of this prospectus is as follows:

Variable Interest Entity Arrangements

In establishing our business, we have used a variable interest entity, or VIE, structure. In the PRC, investment activities by foreign investors are principally governed by Special Administrative Measures (Negative List) for Foreign Investment Access, which was promulgated and is amended from time to time by the PRC Ministry of Commerce, or MOFCOM, and the PRC National Development and Reform Commission, or NDRC. Our Company and the WFOE are considered as foreign investors or foreign invested enterprises under PRC law. These contractual arrangements with our variable interest entity and its shareholders enable us to satisfy conditions for consolidation of the VIE under U.S. GAAP as Jiangsu Yanggu is considered a VIE under the Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810 “Consolidation”, because the equity investments in Jiangsu Yanggu no longer have the characteristics of a controlling financial interest, and the Company, through its WFOE, becomes the primary beneficiary of the VIE for accounting purposes.

The WFOE effectively assumed management of the business activities of our variable interest entity through a series of agreements which are referred to as the VIE Agreements, including a Technical Consultation and Service Agreement, a Business Cooperation Agreement, an Equity Pledge Agreement, an Equity Option Agreement, and a Voting Rights Proxy and Financial Supporting Agreement. Through the VIE Agreements, the WFOE has the right to advise, consult, manage and operate the variable interest entity for an annual consulting service fee in the amount of 100% of the variable interest entity’s net profit. The shareholders of the variable interest entity have pledged all of their right, title and equity interest in the variable interest entity as security for the WFOE to collect consulting services fees provided to the variable interest entity through the Equity Pledge Agreement. In addition, the variable interest entity’s shareholders have granted the WFOE an exclusive right and option to acquire all of their equity interests in the variable interest entity through the Equity Option Agreement.

The material terms of the VIE Agreements by WFOE, Jiangsu Yanggu and its shareholders are as follows:

Technical Consultation and Service Agreement. Pursuant to the Technical Consultation and Service Agreement between the WFOE and Jiangsu Yanggu dated May 8, 2019, the WFOE has the exclusive right to provide consultation and services to Jiangsu Yanggu in the areas of funding, human resources, technology and intellectual property rights. For such services, Jiangsu Yanggu agrees to pay service fees in the amount of 100% of its net income and also has the obligation to absorb 100% of its own losses. The WFOE exclusively owns any intellectual property rights arising from the performance of this Technical Consultation and Service Agreement. The amount of service fees and the payment term can be amended by the WFOE with Jiangsu Yanggu’s consultation and implementation. The term of the Technical Consultation and Service Agreement is 20 years. The WFOE may terminate this agreement at any time by giving 30 days’ written notice to Jiangsu Yanggu.

Equity Pledge Agreement. Pursuant to those Equity Pledge Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, amended on January 28, 2021 (collectively, the “Pledge”), each of Jiangsu Yanggu’s shareholders pledged all of its equity interests in Jiangsu Yanggu to the WFOE to guarantee Jiangsu Yanggu’s performance of relevant obligations and indebtedness under the Technical Consultation and Service Agreement and other VIE agreements (collectively, the “VIE Agreement”). If Jiangsu Yanggu breaches its obligations under the VIE Agreement, the WFOE, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests in order to recover the damages associated with such breaches. The Pledge shall be continuously valid until all of Jiangsu Yanggu’s shareholders are no longer shareholders of Jiangsu Yanggu, or until the satisfaction of all Jiangsu Yanggu’s obligations under the VIE Agreement.

Equity Option Agreement. Pursuant to those Equity Option Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, amended on January 28, 2021, WFOE has the exclusive right to require that Jiangsu Yanggu’s shareholders fulfill and complete all approval and registration procedures required under PRC laws for the WFOE to purchase, or designate one or more persons to purchase, such shareholders’ equity interests in Jiangsu Yanggu, in one or multiple transactions, at any time or from time to time, at the WFOE’s sole and absolute discretion. The purchase price shall be the lowest price allowed by PRC laws. The Equity Option Agreements shall remain effective until all of the equity interests owned by Jiangsu Yanggu’s shareholders have been legally transferred to the WFOE or its designee(s).

Voting Rights Proxy and Financial Supporting Agreement. Pursuant to those Voting Rights Proxy and Financial Supporting Agreements among the WFOE, Jiangsu Yanggu and Jiangsu Yanggu’s shareholders dated May 8, 2019, amended on January 28, 2021, Jiangsu Yanggu’s shareholders irrevocably appointed the WFOE or the WFOE’s designee to exercise all of his or her rights as a shareholder of Jiangsu Yanggu under the Articles of Association of Jiangsu Yanggu, including but not limited to the power to exercise all such shareholder’s voting rights with respect to all matters to be discussed and voted in Jiangsu Yanggu shareholder meetings. The term of the Voting Rights Proxy and Financial Supporting Agreements is 20 years.

Although the VIE Contractual Arrangements have been widely adopted by PRC companies seeking for listing aboard, such arrangements have not been truly tested in any of the PRC courts. This type of corporate structure may affect you and the value of your investment in the Company including that the Company may incur substantial costs to enforce the terms of the VIE arrangements. The PRC legal system could limit our ability to enforce the VIE agreements, through arbitration, litigation, and other legal proceedings, which could limit our ability to enforce the VIE agreements and consolidate the VIE under U.S. GAAP. Furthermore, these contracts may not be enforceable in the PRC if the PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce the VIE agreements or assert our contractual rights over the business and assets of VIE and its subsidiaries that conduct our operations, our securities may decline in value or become worthless.

Corporate Information

Our principal executive office is located on the Room 1402, Richmake Commercial Building, 198-200 Queen’s Road Central, Hong Kong. Our telephone number is +852-21103909. We maintain a website at www.ocgroup.hk that contains information about our Company, though no information contained on our website is part of this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is VStock Transfer, LLC at 18 Lafayette Place, Woodmere, New York 11598.

NASDAQ Capital Market Listing

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “OCG”

The Offering

Issuer	Oriental Culture Holding LTD.

Securities We May Offer	We may offer up to $200,000,000 in aggregate amount of our ordinary shares and preferred shares, warrants, rights, either individually or in units.

Use of Proceeds	We will use the net proceeds from the sale of our securities for general corporate purposes.

Risk Factors	See “Risk Factors” on page 15 and other information we include or incorporate by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

NASDAQ Market Symbol	OCG

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on May 2, 2022, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

If the Chinese government determines that the contractual arrangements with the VIE do not comply with applicable regulations, our business could be adversely affected.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements with Jiangsu Yanggu and its shareholders. Although we have been advised by our PRC counsel Jiangsu Taikun Law Firm that based on their understanding of the current PRC laws, rules and regulations, the contractual arrangements, as well our ability to enforce our rights thereunder, comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements. If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the securities we are registering may decline in value or become worthless if the determinations, changes, or interpretations result in our inability to assert contractual rights over the business and assets of PRC subsidiaries or the VIE and its subsidiaries that conduct all or substantially all of our operations in China.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations and the securities we are registering may decline in value or become worthless.

We conduct our operations in China through the VIE Jiangsu Yanggu, which entered into a series of contractual arrangements by and among WFOE, the VIE and its shareholders. These contractual agreements enable us to (i) exercise contractual rights over the VIE, (ii) receive substantially all of the economic benefits of the VIE, and (iii) have an exclusive call option to purchase all or part of the equity and asset interests in the VIE when and to the extent permitted by PRC law. As a result of these contractual arrangements, we consolidate financial results of the VIE in our financial statements under U.S. GAAP.

In the opinion of our PRC legal counsel Jiangsu Taikun Law Firm, (i) the ownership structures of the VIE and WFOE in China are not in violation of mandatory provisions of applicable PRC laws and regulations currently in effect; and (ii) the agreements under the contractual arrangements among WFOE, the VIE and its shareholders governed by PRC law are valid and binding upon each party to such agreements and enforceable against each party thereto in accordance with their terms and applicable PRC laws and regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. If we or the VIE are determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of Jiangsu Yanggu and/or voiding the contractual arrangements;

●	discontinuing or restricting the operations of Jiangsu Yanggu and its subsidiaries;

●	imposing conditions or requirements with which we or Jiangsu Yanggu may not be able to comply;

●	requiring us to restructure the relevant ownership structure or operations;

●	restricting or prohibiting our use of the proceeds from our offering to finance our business and operations in China; or

●	imposing fines or other forms of economic penalties.

As we do not have direct ownership of Jiangsu Yanggu, the imposition of any of these penalties may have a material adverse effect on our financial condition, results of operations and prospects. If occurrences of any of these events result in our inability to direct the activities of the VIE and its subsidiaries in China, and/or our failure to receive the economic benefits and residual returns from our consolidated variable interest entity, and we are not able to restructure our ownership structure and operations in a satisfactory manner, we may not be able to consolidate the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP.

Our contractual arrangements with the VIE may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on contractual arrangements with Jiangsu Yanggu and its shareholders to operate our business. These contractual arrangements may not be as effective in providing us with control over these affiliated entities as direct ownership. If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the board of directors, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, we rely on the performance by these entities and their shareholders of their contractual obligations to exercise contractual rights over the VIE. Therefore, our contractual arrangements with the VIE may not be as effective in ensuring our rights over our China operations as direct ownership would be.

Uncertainties and quick change in the interpretation and enforcement of Chinese laws and regulations with little advance notice could result in a material and negative impact on our business operations, decrease the value of our securities and limit the legal protections available to you and us.

The PRC legal system is based on written statutes, and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. The enforcement of laws and that rules and regulations in China can change quickly with little advance notice and the risk that the Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China- based issuers, could result in a material change in our operations and/or the value of our securities.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this announcement is relatively new, uncertainties still exist in relation to how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us and our securities. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

On December 28, 2021, Cybersecurity Review Measures published by Cyberspace Administration of China, National Development and Reform Commission, Ministry of Industry and Information Technology, Ministry of Public Security, Ministry of State Security, Ministry of Finance, Ministry of Commerce, People’s Bank of China, State Administration of Radio and Television, China Securities Regulatory Commission, State Secrecy Administration and State Cryptography Administration, effective on February 15, 2022, which provides that, Critical Information Infrastructure Operators (“CIIOs”) that intend to purchase internet products and services and Online Platform Operators engaging in data processing activities that affect or may affect national security shall be subject to the cybersecurity review by the Cybersecurity Review Office. On November 14, 2021, CAC published the Administration Measures for Cyber Data Security (Draft for Public Comments), or the “Cyber Data Security Measure (Draft)”, which requires cyberspace operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. As confirmed by our PRC counsel Jiangsu Taikun Law Firm, we are currently not subject to cybersecurity review with the Cyberspace Administration of China (“CAC”) under these new measures, because we operate our online platforms through our subsidiaries in Hong Kong which are not subject to the laws and regulations of China, and the VIE and its subsidiaries in China provide marketing, warehouse storage and technical maintenance services and they are not cyberspace operators with personal information of more than 1 million users or activities that affect or may affect national security. Nevertheless, the aforementioned measures and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Management Rules Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) or the “New Overseas Listing Rules”. The New Overseas Listing Rules require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as, a) an issuer making an application for initial public offering and listing in an overseas market; b) an issuer making an overseas securities offering after having been listed on an overseas market; c) an issuer offering securities on an overseas market to purchase assets after having been listed overseas; and d) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. On April 2, 2022, the CSRC released the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), which provide that a domestic company that seeks to offer and list its securities in a overseas market shall strictly abide by applicable PRC laws and regulations, enhance legal awareness of keeping state secrets and strengthening archives administration, institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. In the event that the above proposed provisions and rules are enacted, the filing procedures of the CSRC or other governmental authorities may be required in connection with this offering, and, if so required, we cannot predict whether we will be able to complete such filling procedures for this offering in a timely manner or at all. In addition, overseas listings of the securities of PRC issuers may be prohibited under certain circumstances under the several CSRC proposals, including if the intended securities offerings and listings (i) are specifically prohibited by the PRC laws or regulations, and (ii) may constitute a threat to, or endanger, national security as determined by competent authorities of the State Council. It is uncertain whether and when the above proposed rules will be adopted, and whether the final version will contain the same content as the above proposals.

We cannot rule out the possibility that the PRC government will institute a licensing regime or pre-approval requirement covering our business operations in China at some point in the future. If such a licensing regime or approval requirement were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations in China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Litigation and negative publicity surrounding China-based companies listed in the U.S. may result in increased regulatory scrutiny of us and negatively impact the trading price of our Ordinary Shares and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

We believe that litigation and negative publicity surrounding companies with operations in China that are listed in the U.S. have negatively impacted stock prices for such companies. Various equity-based research organizations have published reports on China-based companies after examining, among other things, their corporate governance practices, related party transactions, sales practices and financial statements that have led to special investigations and stock suspensions on national exchanges. Any similar scrutiny of us, regardless of its lack of merit, could result in a diversion of management resources and energy, potential costs to defend ourselves against rumors, decreases and volatility in the trading price of our Ordinary Shares, and increased directors and officers insurance premiums and could have a material adverse effect upon our business, including our results of operations, financial condition, cash flows and prospects.

The Chinese government exerts substantial influence over the manner in which we must conduct our business, and may intervene or influence our operations at any time, which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and, and cause the value of our securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our business in China is subject to various government and regulatory interferences. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry, which could result in a material change in our operation and the value of our securities.

The holding company, its subsidiaries, and VIE do not have any plan to distribute dividend or settle amounts owed under the VIE Agreements in the foreseeable future. To the extent cash and/or assets in the business are in the PRC and/or Hong Kong or our PRC and/or Hong Kong entities, including HKDAEx, International Exchange, Oriental Culture HK, the VIE, and the WFOE, such funds and/or assets may not be available to fund operations or for other use outside of the PRC and/or Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of us or our subsidiaries by the PRC government to transfer cash and/or assets.

Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange or SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary, WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulations, such as the overseas investment registrations by the shareholders of the Company who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

Furthermore, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, although we are currently not required to obtain permission from any of the PRC federal or local government and has not received any denial to list on the U.S. exchange, it is uncertain when and whether we will be required to obtain permission from the PRC government to list and trade on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or be worthless.

The Holding Foreign Companies Accountable Act, or the HFCA Act, and the related regulations are evolving quickly. Further implementations and interpretations of or amendments to the HFCA Act or the related regulations, or a PCOAB’s determination of its lack of sufficient access to inspect our auditor, might pose regulatory risks to and impose restrictions on us because of our operations in Hong Kong and mainland China. A potential consequence is that our ordinary shares may be delisted by the exchange. The delisting of our ordinary shares, or the threat of our ordinary shares being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct full inspections of our auditor deprives our investors of the benefits of such inspections.

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. In accordance with the HFCA Act, trading in securities of any registrant on a national securities exchange or in the over-the-counter trading market in the United States may be prohibited if the PCAOB determines that it cannot inspect or fully investigate the registrant’s auditor for three consecutive years beginning in 2021, and, as a result, an exchange may determine to delist the securities of such registrant. In December 2022, the U.S. Congress has shorten the HFCA Act timeline for a potential trading prohibition from three years to two years, as part of the recently passed fiscal year 2023 omnibus spending legislation which was signed into law on December 29, 2022, thus reducing the time period before our securities may be prohibited from trading or delisted if our auditor is unable to meet the PCAOB inspection requirement.

On November 5, 2021, the SEC adopted the PCAOB rule to implement HFCA Act, which provides a framework for the PCAOB to determine whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (the “Commission-Identified Issuers”). A Commission-Identified Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022.

On December 16, 2021, the PCAOB issued its determinations (the “Determination”) that they are unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, which determinations were vacated on December 15, 2022.

The enactment of the HFCA Act, related regulations and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could cause investors uncertainty for affected issuers and the market price of our ordinary shares could be adversely affected, and we could be delisted if our auditor is unable to meet the PCAOB inspection requirement.

The lack of access to PCAOB inspections prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China and Hong Kong makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures and quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections.

Our auditor, Wei, Wei & Co., LLP, an independent registered public accounting firm that is headquartered in the United States, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts inspections to assess its compliance with the applicable professional standards. Our auditor has been inspected by the PCAOB on a regular basis with the last inspection in 2020 and it is not included in the PCAOB Determinations. However, we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. If it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction or any other reasons, the lack of inspection could cause the trading in our securities to be prohibited under the Holding Foreign Companies Accountable Act and related regulations, and as a result Nasdaq may delist our securities. If our securities are unable to be listed on another securities exchange, such a delisting would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our ordinary shares. Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect the listing and trading our ordinary shares on Nasdaq, which could materially impair the market for and market price of our securities.

Future sales or other dilution of our equity could depress the market price of our ordinary shares.

Sales of our ordinary shares, preferred shares, warrants, rights, units or any combination of the foregoing in the public market, or the perception that such sales could occur, could negatively impact the price of our ordinary shares. If one or more of our shareholders were to sell large portions of their holdings in a relatively short time, for liquidity or other reasons, the prevailing market price of our ordinary shares could be negatively affected.

In addition, the issuance of additional shares of our ordinary shares, securities convertible into or exercisable for our ordinary shares, other equity-linked securities, including preferred shares, warrants, rights or any combination of the securities pursuant to this prospectus will dilute the ownership interest of our shareholders and could depress the market price of our ordinary shares and impair our ability to raise capital through the sale of additional equity securities.

We may need to seek additional capital. If this additional financing is obtained through the issuance of equity securities or warrants to acquire equity securities, our existing shareholders could experience significant dilution upon the issuance, conversion or exercise of such securities.

Our management will have broad discretion over the use of the proceeds we receive from the sale of our securities pursuant to this prospectus and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from any offerings under this prospectus, and you will be relying on the judgment of our management regarding the application of these proceeds. Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be added to our general funds and will be used for general corporate purposes. Our management might not apply the net proceeds from offerings of our securities in ways that increase the value of your investment and might not be able to yield a significant return, if any, on any investment of such net proceeds. You may not have the opportunity to influence our decisions on how to use such proceeds.

Our ordinary shares may be delisted from the NASDAQ Stock Market (“NASDAQ”).

On November 9, 2022, the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, because the closing bid price for the Company’s ordinary shares listed on Nasdaq was below $1.00 for 30 consecutive trading days, the Company no longer meets the minimum bid price requirement for continued listing on Nasdaq under Nasdaq Marketplace Rule 5550(a)(2), which requires a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”).

The notification has no immediate effect on the listing of the Company’s ordinary shares. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days from the date of notification, until May 8, 2023 (the “Compliance Period”), to regain compliance with the Minimum Bid Price Requirement. If at any time before the expiration of the Compliance Period the bid price of the Company’s ordinary shares closes at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with the Minimum Bid Price Requirement. If the Company does not regain compliance by the end of the Compliance Period, the Company may be eligible for an additional 180 calendar day period to regain compliance. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. However, if it appears to Nasdaq that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice that the Company’s securities will be subject to delisting.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date on which they are made and except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC and in the “Risk Factors” section of this prospectus.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund the development and the growth of our business, primarily working capital, and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.

DESCRIPTION OF SHARE CAPITAL

The following is a summary of our share capital and certain provisions of our Second Amended and Restated Memorandum and Articles of Association. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Second Amended and Restated Memorandum and Articles of Association and applicable provisions of the laws of the Cayman Islands. You are encouraged to read the relevant provisions of the Companies Act and of our Second Amended and Restated Memorandum and Articles of Association as they relate to the following summary.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Second Amended and Restated Memorandum and Articles of Association, which have been filed with and are publicly available from the SEC.

Our authorized share capital is $50,000.00 divided into 1,000,000,000 shares comprising of (i) 900,000,000 ordinary shares of a nominal or par value of $0.00005 each; and (ii) 100,000,000 preferred shares of a nominal or par value of $0.00005 each.

DESCRIPTION OF ORDINARY SHARES

As of the date of this prospectus, 21,226,992 ordinary shares are outstanding and listing on Nasdaq Capital Market under symbol “OCG”.

Dividends. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	profits; or

●	“share premium account,” which represents the excess of the price paid to our company on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against the Company.

Voting Rights. The holders of our ordinary shares are entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. On a show of hands every shareholder present in person or by proxy shall have one vote.  On a poll every shareholder entitled to vote (in person or by proxy) shall have one vote for each share for which he/she is the holder. A poll may be demanded by the chairman or one or more shareholders present in person or by proxy holding not less than 10 percent of the paid up share capital of the Company entitled to vote. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our issued and outstanding shares entitled to vote at the meeting present in person or by proxy and that any holder of shares of the class present in person or by proxy may demand a poll. While not required by our articles of association, a proxy form will accompany any notice of general meeting convened by the directors to facilitate the ability of shareholders to vote by proxy.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the issued and outstanding ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no fewer than two-thirds of the votes of the issued and outstanding ordinary shares cast. Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders in the current memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by the charter or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of ordinary shares in the Company have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of the Company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, or at its option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits or share premium of the company, provided the current memorandum and articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights  attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the current memorandum and articles, be varied or abrogated with the consent in writing of the holders of all of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our current memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our current memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

DESCRIPTION OF PREFERRED SHARES

Our board of directors is empowered to designate and issue from time to time one or more classes or series of preferred shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

As of the date of this prospectus, there are no outstanding shares of preferred shares of any series.

You should refer to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred shares will be offered;

●	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred shares being offered will cumulate;

●	the voting rights, if any, of the holders of preferred shares being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred shares being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be convertible into our Ordinary Shares, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred shares being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred shares being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred shares ranking senior or equal to the series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the preferred shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred share terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of our Ordinary Shares or adversely affect the rights and power, including voting rights, of the holders of our Ordinary Shares without any further vote or action by the stockholders. The rights of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Description of Warrants

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants for the purchase of Ordinary Shares and/or Preferred Shares in one or more series. We may issue warrants independently or together with Ordinary Shares and/or Preferred Shares and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the Registration Statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Cayman Islands or United States federal income tax consequences;

●	the antidilution provisions of the warrants, if any; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the Company in immediately available funds, as provided in the applicable prospectus supplement. We will set forth in the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the Company for warrant exercise.

If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase ordinary shares or preferred shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offerings, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our shareholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our shareholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the title of such subscription rights;

●	the securities for which such subscription rights are exercisable;

●	the exercise price for such subscription rights;

●	the number of such subscription rights issued to each shareholder;

●	the extent to which such subscription rights are transferable;

●	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

●	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the ordinary shares or preferred shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our Ordinary Shares, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. We will bear all of the expenses shown below.

Securities and Exchange Commission registration fee		$18,540
Printing expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Transfer agent fees and expenses			*
Miscellaneous			*
Total	$		*

*	The amount of securities and number of offerings are indeterminable, and the expenses cannot be estimated at this time.

LEGAL MATTERS

We are being represented by FisherBroyles, LLP with respect to legal matters of United States federal securities and New York State law. Maples and Calder (Hong Kong) LLP will pass upon certain legal matters in connection with the securities offered to the extent governed by Cayman Islands law.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for the two years ended December 31, 2021 and 2020, incorporated by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Wei, Wei & Co., LLP is located at 133-10, 39th Avenue, Flushing, New York 11354.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 2, 2022;

(2)	the Company’s Current Reports on Form 6-K, filed with the SEC on December 23, 2022, December 12, 2022, November 30, 2022, November 15, 2022, October 21, 2022 and October 14, 2022; and

(3)	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-39734) filed with the Commission on November 23, 2020, including any amendment and report subsequently filed for the purpose of updating that description; and

(4)	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2021 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. The consolidated financial statements are prepared and presented in conformity with U.S. generally accepted accounting principles.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to: Oriental Culture Holding LTD. Attn: Company Secretary, Room 1402, Richmake Commercial Building, 198-200 Queen’s Road Central, Hong Kong and email: IR@ocgroup.hk

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. You may inspect, read (without charge) and copy the reports and other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at www.ocgroup.hk. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located in Hong Kong and China. In addition, all of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law has advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that it is uncertain whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

ORIENTAL CULTURE HOLDING LTD.

$200,000,000

 Ordinary Shares,

Preferred Shares,

Warrants,

Rights and

Units

PROSPECTUS

______, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our current memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our current memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Second Amended and Restated Memorandum of Association (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333-234654), as amended, initially filed with the SEC on November 12, 2019)
3.2	Second Amended and Restated Articles of Association (incorporated herein by reference to Exhibit 3.3 to the registration statement on Form F-1 (File No. 333-234654), as amended, initially filed with the SEC on November 12, 2019)
4.1	Form of Preferred Shares Certificate*
4.2	Form of Warrant*
4.3	Form of Warrant Agreement*
4.4	Form of Unit Agreement*
4.5	Form of Subscription Rights Agreement*
5.1	Opinion of Maples and Calder (Hong Kong) LLP**
23.1	Consent of Wei Wei & Co., LLC
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)**
23.3	Consent of Taikun Law Firm**
24.1	Power of Attorney (included on signature page of this registration statement)
107	Filing Fee Table**

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed or furnished pursuant to the Exchange Act of the Registrant and incorporated herein by reference.

**	Previously filed.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on February 9, 2023.

Oriental Culture Holding LTD.

By:	/s/ Yi Shao
	Name:	Yi Shao
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yi Shao and Xi Li, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yi Shao	Chief Executive Officer and	February 9, 2023
Yi Shao	Director (Principal Executive Officer)

/s/ Xi Li	Chief Financial Officer	February 9, 2023
Xi Li	(Principal Accounting and Financial Officer)

/s/ Mun Wah Wan	Chairman of the Board and Director	February 9, 2023
Mun Wah Wan

/s/ Nelson (Nam Sum) Wong	Director	February 9, 2023
Nelson (Nam Sum) Wong

/s/ Xiaobing Liu	Director	February 9, 2023
Xiaobing Liu

/s/ Jinren Chen	Director	February 9, 2023
Jinren Chen

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Oriental Culture Holding LTD has signed this registration statement on the 9th day of February, 2023.

Authorized U.S. Representative
Cogency Global Inc.

/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Senior Vice President